The undersigned, in his capacity as an officer of CURO Group Holdings Corp., does hereby appoint Don Gayhardt, Roger Dean, Vin Thomas and Tashia Rivard, or any one or more of them, his or her attorneys or attorney, with full power of substitution, to execute in his name any CURO Group Holdings Corp. Section 16 Report and the Annual Report of CURO Group Holdings Corp. on Form 10-K for its fiscal year ended December 31, 2020, and any amendments to that report, and to file it with the Securities and Exchange Commission. Each attorney shall have power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act to be done in the premises as fully and to all intents and purposes as the undersigned could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.





Dated: February 26, 2021 			/s/ David Strano